Exhibit 99.1

BioDelivery Sciences Announces Organizational Changes

RALEIGH, N.C., December 16, 2015 - BioDelivery Sciences International, Inc. (NASDAQ: BDSI) announced a number of changes to it senior management staff. BDSI has promoted Dr. Niraj Vasisht to Senior Vice President and Chief Technology Officer, and Albert J. Medwar has been promoted to Senior Vice President, Corporate and Business Development.

In addition, Dr. Andrew Finn, who has served as Executive Vice President of Product Development, will retire effective December 31, 2015 after a distinguished 12 year career at BDSI. Dr. Sarah DeRossett, Vice President of Clinical Research and Medical Affairs, will assume the role. Dr. DeRossett joined BDSI in April 2015 with nearly twenty-five years of clinical and pharmaceutical industry experience in the neurosciences area both as Director of the Chronic Pain and Headache Clinic at Emory University School of Medicine and in clinical research at GlaxoSmithKline in the neurosciences therapy area.

“Both Niraj and Al have earned these promotions through their consistent and significant contributions to the positive growth and evolution of BDSI. I am confident that their mutual persistence, work ethic and leadership will further strengthen BDSI as we continue to evolve as a fully-integrated specialty pharmaceutical company,” said Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI.

Dr. Vasisht joined BDSI in 2005 and has been leading the technical development and manufacturing efforts behind BDSI’s portfolio of BEMA-derived products, and he has also been an important resource as BDSI has explored new products and technologies. In his new role, Dr. Vasisht will also focus on identifying additional drug delivery platforms and products where delivery is the differentiating feature to continue growing BDSI’s product development pipeline. In addition, he will continue to further BDSI’s initiatives towards the development of the 30-day buprenorphine depot injection, which BDSI expects will enter clinical trials in 2016.

Mr. Medwar joined BDSI in 2007 and has been highly involved in BDSI’s business development and partnering initiatives over the past several years while also managing a critical role in BDSI’s investor relations activities. Mr. Medwar’s broad market knowledge coupled with his deep understanding of BDSI’s business, will continue to provide significant value to BDSI in this newly defined role. Going forward, Mr. Medwar will specifically focus on business building initiatives as BDSI seeks to continue its evolution and growth.

Dr. Andrew Finn, who will be retiring after twelve years at BDSI and more than 30 years in the pharmaceutical industry, succeeded in creating a solid product development group that is well-positioned for continued pipeline growth and development. “I have had the pleasure of knowing and working closely with Dr. Finn for over thirty years, since we met at Glaxo in 1981. BDSI has been fortunate to have had Dr. Finn’s expertise and leadership during his 12 years as he helped us to become a multi-product specialty pharmaceutical company. I sincerely thank Drew for working alongside me through both the challenges and many successes we have achieved including the approvals of ONSOLIS, BUNAVAIL and BELBUCA. On behalf of our Board of Directors and all of BDSI’s employees, we thank Drew for his many contributions as we also wish him well as he enjoys the many other things life has to offer.”

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. (NASDAQ:BDSI) is a specialty pharmaceutical company with a focus in the areas of pain management and addiction medicine. BDSI is utilizing its novel and proprietary BioErodible MucoAdhesive (BEMA®) technology and other drug delivery technologies to develop and commercialize, either on its own or in partnership with third parties, new applications of proven therapies aimed at addressing important unmet medical needs.

BDSI’s development strategy focuses on utilization of the FDA’s 505(b)(2) approval process. This regulatory pathway creates the potential for more timely and efficient approval of new formulations of previously approved therapeutics.

BDSI’s particular area of focus is the development and commercialization of products in the areas of pain management and addiction. These are areas where BDSI believes its drug delivery technologies and products can best be applied to address critical unmet medical needs. BDSI’s marketed products and those in development address serious and debilitating conditions such as breakthrough cancer pain, chronic pain, painful diabetic neuropathy and opioid dependence. BDSI’s headquarters is located in Raleigh, North Carolina.

For more information, please visit or follow us:

Internet:	www.bdsi.com
Facebook:	Facebook.com/BioDeliverySI
Twitter:	@BioDeliverySI

BDSI markets BUNAVAIL® (buprenorphine and naloxone) buccal film (CIII) and ONSOLIS® (fentanyl buccal soluble film) (CII). BELBUCA™ (buprenorphine) buccal film (CIII) will be commercialized in the U.S. by Endo Pharmaceuticals pursuant to the worldwide licensing and development agreement between BDSI and Endo. For full prescribing information and important safety information on BDSI products, including BOXED WARNINGS for ONSOLIS and BELBUCA, please visit www.bdsi.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at (800) 469-0261.

Cautionary Note on Forward-Looking Statements

This press release, the presentation described herein, and any statements of employees, representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto (including, without limitation, at the presentation described herein) contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the performance of the Company’s officers as described herein) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

BDSI®, BEMA® and BUNAVAIL® are registered trademarks of BioDelivery Sciences International, Inc. The BioDelivery Sciences and BUNAVAIL logos are trademarks owned by BioDelivery Sciences International, Inc. All other trademarks and tradenames are owned by their respective owners.

© 2015 BioDelivery Sciences International, Inc. All rights reserved.

Contacts

Investors:

Matthew P. Duffy

Managing Director

LifeSci Advisors, LLC

212-915-0685

matthew@lifesciadvisors.com

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com

Media:

Susan Forman/Laura Radocaj

Dian Griesel Int’l.

212-825-3210

sforman@dgicomm.com

lradocaj@dgicomm.com